PRICEWATERHOUSECOOPERS




               CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-23914) of Swank, Inc. of our report dated March 13, 2002, except for Note O for which the date is May 7, 2002, relating to the financial statements, which appears in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated March 13, 2002, except for Note O for which the date is May 7, 2002, relating to the financial statement schedules, which appears on this Form 10-K.


/s/ PricewaterhouseCoopers LLP


PricewaterhouseCoopers LLP

Boston, Massachusetts
May 8, 2002